Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement Form S-4 of AKOM Inc. (the “Company”) of our reported dated January 15, 2026, under the Securities Act of 1933 with respect to the audit of the balance sheets of the Company as of December 31, 2025 and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year and period ended December 31, 2025, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
January 15, 2026	Certified Public Accountants
PCAOB ID: 1171